Exhibit 99.1

Schlumberger Announces Fourth-Quarter and Full-Year 2011 Results

Houston, January 20, 2012 – Schlumberger Limited (NYSE:SLB) today reported full-year 2011 revenue of $39.54 billion versus $27.45 billion in 2010.

Full-year 2011 income from continuing operations attributable to Schlumberger, excluding charges and credits, was $4.97 billion, representing diluted earnings-per-share of $3.66 versus $2.86 in 2010.

Fourth-Quarter Results:

Fourth-quarter 2011 revenue was $10.97 billion versus $10.23 billion in the third quarter of 2011, and $9.07 billion in the fourth quarter of 2010.

Income from continuing operations attributable to Schlumberger, excluding charges and credits, was $1.49 billion—an increase of 13% sequentially and 28% year-on-year. Diluted earnings-per-share from continuing operations, excluding charges and credits, was $1.11 versus $0.98 in the previous quarter, and $0.85 in the fourth quarter of 2010.

Schlumberger recorded charges of $0.06 per share in the fourth quarter of 2011 versus $0.02 per share in the previous quarter, and $0.09 per share in the fourth quarter of 2010.

Oilfield Services revenue of $10.30 billion increased 8% sequentially and 21% year-on-year. Pretax segment operating income of $2.17 billion was up 12% sequentially and 28% year-on-year.

Distribution revenue of $685 million decreased 2% sequentially but increased 19% year-on-year. Pretax segment operating income of $26 million declined 14% sequentially but increased 26% year-on-year.

Schlumberger CEO Paal Kibsgaard commented, “Fourth-quarter results showed solid sequential growth driven by stronger activity both on land and offshore for most Technologies, and stronger product sales for completions, software and multiclient seismic. All Areas and Product Groups grew sequentially.

Growth in North America was led by high-technology services in deepwater Gulf of Mexico, where operational performance was extremely solid. Significant multiclient seismic sales were recorded and a second wide-azimuth seismic fleet was mobilized. North America land revenue grew in line with rig count while performance improved through asset deployment and crew efficiency. Pricing momentum in our Wireline and Drilling product lines continued though the trend slowed somewhat versus the prior quarter.

International growth was driven by deepwater and exploration activity, particularly in East and West Africa, and by strong land activity in the Middle East and North Africa. In addition, regional strength was seen for drilling and production technologies in a number of GeoMarkets.

Bidding remained competitive on large tenders for standard technology. We continued to see positive pricing signs for Wireline and Drilling & Measurements driven by our unique technology capability and strong operational performance.

Integration with Smith made further progress during the quarter and revenue synergies in 2011 exceeded our revised targets. The transaction was accretive on an earnings-per-share basis in the quarter and for the full year.

Uncertainty remains over the outlook for 2012 due to the continuing sovereign debt crisis in Europe which places downward pressure on GDP and oil demand forecasts. Natural gas markets are well supplied in North America with gas storage well above five-year highs. In this environment, the thin excess oil supply cushion is expected to support oil prices close to current levels, while global demand for LNG continues to increase. Recent E&P customer spending forecasts also point to higher E&P investment in 2012, particularly in international markets.

Against this backdrop we are planning for growth in 2012, while building the required flexibility into our resource plans. We remain confident that any potential reductions in activity will be short-lived and that our competitive position remains strong, given our presence and strength in the international markets and the balance we have established between reservoir characterization, drilling and production services in our North America offering.”

Other Events:

•	During the quarter, Schlumberger repurchased 9.2 million shares of its common stock at an average price of $69.42 for a total purchase price of $635 million.

•

On December 2, 2011, Schlumberger and Saxon Energy Services Inc. (“Saxon”) merged their rig businesses. Under the terms of the transaction, 14 Schlumberger land drilling rigs and crews in Oman, Pakistan and Venezuela have become part of Saxon’s operations. Saxon will also provide technical drilling contracting support to existing Schlumberger joint ventures and operations in Saudi Arabia, Algeria, Iraq, and Venezuela (Lake Maracaibo). Saxon continues to be owned by Schlumberger, affiliates of First Reserve Corporation and Saxon management.

•	During the quarter, Schlumberger completed the purchase of ThruBit, LLC, a company that provides openhole logging services using a unique through-the-bit deployment technique.

•

On January 5, 2012, Petrofac and Schlumberger signed a cooperation agreement under which both will establish a working relationship to deliver integrated and high-value production projects in the emerging and growing production services and production enhancement market.

•

On January 19, 2012, the Board of Directors approved a 10% increase in the quarterly dividend. The next quarterly dividend, which will increase to $0.275 per share of outstanding common stock, is payable on April 13, 2012 to stockholders of record on February 22, 2012.

Condensed Consolidated Statement of Income

	(Stated in millions, except per share amounts)
	Fourth Quarter		Twelve Months
Periods Ended December 31	2011	2010	2011	2010
Revenue	$10,974	$9,067	$39,540	$27,447
Interest and other income, net (1)	35	45	129	214
Gain on investment in M-I SWACO(2)	—	—	—	1,270
Expenses
Cost of revenue(2)	8,642	7,305	31,418	21,842
Research & engineering	273	256	1,073	919
General & administrative(2)	100	90	427	311
Merger & integration(2)	22	33	115	165
Restructuring & other(2)	—	32	—	331
Interest	86	61	298	207

Income from continuing operations before taxes	1,886	1,335	6,338	$5,156
Taxes on income (2)	466	290	1,545	890

Income from continuing operations	1,420	1,045	4,793	4,266
Income from discontinued operations	—	—	220	—

Net income	1,420	1,045	5,013	4,266
Net income (loss) attributable to noncontrolling interests	6	2	16	(1)

Net income attributable to Schlumberger(2)	$1,414	$1,043	$4,997	$4,267

Schlumberger amounts attributable to:
Income from continuing operations	$1,414	$1,043	$4,777	$4,267
Income from discontinued operations	—	—	220	—

Net Income	$1,414	$1,043	$4,997	$4,267

Diluted earnings per share of Schlumberger(2)
Income from continuing operations	$1.05	$0.76	$3.51	$3.38
Income from discontinued operations	—	—	0.16	—

Net Income	$1.05	$0.76	$3.67	$3.38

Average shares outstanding	1,338	1,363	1,349	1,250
Average shares outstanding assuming dilution	1,347	1,376	1,361	1,263

Depreciation & amortization included in expenses(3)	$860	$808	$3,280	$2,759

1)	Includes interest income of:

Fourth quarter 2011—$11 million (2010—$10 million)

Twelve months 2011—$39 million (2010—$50 million)

2)	See pages 6-7 for details of charges and credits.
3)	Including multiclient seismic data cost.

Condensed Consolidated Balance Sheet

	(Stated in millions)
	Dec. 31, 2011	Dec. 31, 2010
Assets
Current Assets
Cash and short-term investments	$4,827	$4,990
Receivables	9,500	8,278
Other current assets	6,212	4,830

	20,539	18,098
Fixed income investments, held to maturity	256	484
Fixed assets	12,993	12,071
Multiclient seismic data	425	394
Goodwill	14,154	13,952
Other intangible assets	4,882	5,162
Other assets	1,952	1,606

	$55,201	$51,767

Liabilities and Equity
Current Liabilities
Accounts payable and accrued liabilities	$7,579	$6,488
Estimated liability for taxes on income	1,245	1,493
Short-term borrowings and current portion of long-term debt	1,377	2,595
Dividend payable	337	289

	10,538	10,865
Long-term debt	8,556	5,517
Postretirement benefits	1,732	1,262
Deferred taxes	1,731	1,636
Other liabilities	1,252	1,043

	23,809	20,323
Equity	31,392	31,444

	$55,201	$51,767

Net Debt

“Net Debt” represents gross debt less cash, short-term investments and fixed income investments, held to maturity. Management believes that Net Debt provides useful information regarding the level of Schlumberger’s indebtedness by reflecting cash and investments that could be used to repay debt. Details of changes in Net Debt for the full year follow:

(Stated in millions)
Twelve Months	2011
Net Debt, January 1, 2011	$(2,638)
Income from continuing operations	4,793
Depreciation and amortization	3,281
Pension and other postretirement benefits expense	365
Excess of equity income over dividends received	(64)
Stock-based compensation expense	272
Pension and other postretirement benefits funding	(601)
Increase in working capital	(2,148)
Capital expenditures	(4,016)
Multiclient seismic data capitalized	(289)
Dividends paid	(1,300)
Proceeds from employee stock plans	438
Stock repurchase program	(2,998)
Business acquisitions, net of cash and debt acquired	(610)
Proceeds from divestiture of Global Connectivity Services business	385
Other	257
Currency effect on net debt	23

Net Debt, December 31, 2011	$(4,850)

Components of Net Debt	Dec. 31, 2011	Dec. 31, 2010
Cash and short-term investments	$4,827	$4,990
Fixed income investments, held to maturity	256	484
Short-term borrowings and current portion of long-term debt	(1,377)	(2,595)
Long-term debt	(8,556)	(5,517)

	$(4,850)	$(2,638)

Charges and Credits

In addition to financial results determined in accordance with generally accepted accounting principles (GAAP), this Fourth-Quarter and Full-Year Results Press Release also includes non-GAAP financial measures (as defined under the SEC’s Regulation G). The following is a reconciliation of these non-GAAP measures to the comparable GAAP measures:

				(Stated in millions, except per share amounts)
	Fourth Quarter 2011
	Pretax	Tax	Noncont. Interest	Net	Diluted EPS (*)	Income Statement Classification
Schlumberger income from continuing operations, as reported	$1,886	$466	$6	$1,414	$1.05

Merger and integration costs	22	2	—	20	0.01	Merger & integration
Write-off of assets in Libya	60	—	—	60	0.04	Cost of revenue

Schlumberger income from continuing operations, excluding charges & credits	$1,968	$468	$6	$1,494	$1.11

	Third Quarter 2011
	Pretax	Tax	Noncont. Interest	Net	Diluted EPS	Income Statement Classification
Schlumberger Income from continuing operations, as reported	$1,717	$410	$6	$1,301	$0.96

Merger and integration costs	27	4	—	23	0.02	Merger & integration

Schlumberger income from continuing operations, excluding charges & credits	$1,744	$414	$6	$1,324	$0.98

	Twelve Months 2011
	Pretax	Tax	Noncont. Interest	Net	Diluted EPS (*)	Income Statement Classification
Schlumberger income from continuing operations, as reported	$6,338	$1,545	$16	$4,777	$3.51

Merger and integration costs	115	19	—	96	0.07	Merger & integration
Donation to Schlumberger Foundation	50	10	—	40	0.03	General & administrative
Write-off of assets in Libya	60	—	—	60	0.04	Cost of revenue

Schlumberger income from continuing operations, excluding charges & credits	$6,563	$1,574	$16	$4,973	$3.66

(*)	Does not add due to rounding

Charges and Credits (cont.)

						(Stated in millions, except per share amounts)
	Fourth Quarter 2010
	Pretax	Tax	Noncont. Interest	Net	Diluted EPS (*)	Income Statement Classification
Schlumberger income from continuing operations, as reported	$1,335	$290	$2	$1,043	$0.76

Inventory fair value adjustments	115	42	—	73	0.05	Cost of revenue
Merger-related employee benefits	16	4	—	12	0.01	Merger & integration
Professional fees and other	17	1	—	16	0.01	Merger & integration
Repurchase of bonds	32	12	—	20	0.01	Restructuring & other

Schlumberger income from continuing operations, excluding charges & credits	$1,515	$349	$2	$1,164	$0.85

	Twelve Months 2010
	Pretax	Tax	Noncont. Interest	Net	Diluted EPS (*)	Income Statement Classification
Schlumberger income from continuing operations, as reported	$5,156	$890	$(1)	$4,267	$3.38

Restructuring and Merger-related Charges:
Severance and other	90	13	—	77	0.06	Restructuring & other
Impairment relating to WesternGeco’s first generation Q-Land acquisition system	78	7	—	71	0.06	Restructuring & other
Other WesternGeco-related charges	63	—	—	63	0.05	Restructuring & other
Professional fees and other	107	1	—	106	0.08	Merger & integration
Merger-related employee benefits	58	10	—	48	0.04	Merger & integration
Mexico restructuring	40	4	—	36	0.03	Restructuring & other
Inventory fair value adjustments	153	56	—	97	0.08	Cost of revenue
Repurchase of bonds	60	23	—	37	0.01	Restructuring & other

Total restructuring and merger-related charges	649	114	—	535	0.42

Gain on investment in M-I SWACO	(1,270)	(32)	—	(1,238)	(0.98)	Gain on Investment in M-I SWACO

Impact of elimination of tax deduction related to Medicare Part D subsidy	—	(40)	—	40	0.03	Taxes on income

Schlumberger income from continuing operations, excluding charges & credits	$4,535	$932	$(1)	$3,604	$2.86

(*)	Does not add due to rounding

Product Groups

	(Stated in millions)
	Three Months Ended
	Dec. 31, 2011		Sept. 30, 2011
	Revenue	Income Before Taxes	Revenue	Income Before Taxes
Oilfield Services
Reservoir Characterization	$2,787	$777	$2,488	$610
Drilling	3,909	658	3,676	613
Reservoir Production	3,598	768	3,373	707
Eliminations & other	8	(34)	9	1

	10,302	2,169	9,546	1,931

Distribution	685	26	698	31
Eliminations	(13)	—	(15)	—

	672	26	683	31

Corporate & Other	—	(154)	—	(158)
Interest Income(1)	—	8	—	9
Interest Expense(1)	—	(81)	—	(69)
Charges & Credits	—	(82)	—	(27)

	$10,974	$1,886	$10,229	$1,717

Geographic Areas

	(Stated in millions)
	Three Months Ended
	Dec. 31, 2011		Sept. 30, 2011
	Revenue	Income Before Taxes	Revenue	Income Before Taxes
Oilfield Services
North America	$3,516	$947	$3,304	$836
Latin America	1,834	302	1,655	270
Europe/CIS/Africa	2,704	476	2,494	408
Middle East & Asia	2,136	500	2,003	444
Eliminations and other	112	(56)	90	(27)

	10,302	2,169	9,546	1,931

Distribution	685	26	698	31
Eliminations	(13)	—	(15)	—

	672	26	683	31

Corporate & Other	—	(154)	—	(158)
Interest Income(1)	—	8	—	9
Interest Expense(1)	—	(81)	—	(69)
Charges & Credits	—	(82)	—	(27)

	$10,974	$1,886	$10,229	$1,717

(1)	Excludes interest included in the product groups and geographic areas results.

Product Groups

	(Stated in millions)
	Twelve Months Ended
	Dec. 31, 2011		Dec. 31, 2010
	Revenue	Income Before Taxes	Revenue	Income Before Taxes
Oilfield Services
Reservoir Characterization	$9,929	$2,449	$9,321	$2,321
Drilling	14,248	2,275	8,230	1,334
Reservoir Production	12,748	2,616	9,055	1,368
Eliminations & other	34	(35)	67	48

	36,959	7,305	26,673	5,071

Distribution	2,621	103	774	29
Eliminations	(40)	—	—	—

	2,581	103	774	29

Corporate & Other	—	(592)	—	(405)
Interest Income(1)	—	37	—	43
Interest Expense(1)	—	(290)	—	(202)
Charges & Credits	—	(225)	—	620

	$39,540	$6,338	$27,447	$5,156

Geographic Areas

	(Stated in millions)
	Twelve Months Ended
	Dec. 31, 2011		Dec. 31, 2010
	Revenue	Income Before Taxes	Revenue	Income Before Taxes
Oilfield Services
North America	$12,273	$3,051	$6,729	$1,145
Latin America	6,453	1,072	4,985	808
Europe/CIS/Africa	9,762	1,489	8,024	1,457
Middle East & Asia	8,065	1,868	6,650	1,764
Eliminations and other	406	(175)	285	(103)

	36,959	7,305	26,673	5,071

Distribution	2,621	103	774	29
Eliminations	(40)	—	—	—

	2,581	103	774	29

Corporate & Other	—	(592)	—	(405)
Interest Income(1)	—	37	—	43
Interest Expense(1)	—	(290)	—	(202)
Charges & Credits	—	(225)	—	620

	$39,540	$6,338	$27,447	$5,156

(1)	Excludes interest included in the product groups and geographic areas results.

Oilfield Services

Full-year 2011 revenue of $36.96 billion increased 39% over 2010 driven by significantly improved worldwide activity; stronger pricing and improved asset efficiency in North America as the market continued to shift to liquids-rich plays; and marked international growth as deepwater and exploration work continued to strengthen with further signs of early pricing traction for Wireline and Drilling & Measurements services. The full-year impact of the Smith International and Geoservices businesses acquired in 2010, the resumption of deepwater operations in the US Gulf of Mexico and higher WesternGeco marine activity and multiclient sales worldwide also contributed to overall performance. In addition, a number of international regions showed particular strength in Reservoir Production and Drilling Group Technologies. These included Iraq with strong operational performance and new Integrated Project Management (IPM) contract awards, and Latin America, the North Sea, Russia, Saudi Arabia, Bahrain and East Asia that benefited from strengthening drilling and production activity. However, international results were tempered by activity disruptions following the first quarter’s geopolitical unrest in North Africa and the Middle East. Pretax operating income of $7.31 billion was 44% higher than in 2010. Pretax operating margin increased 75 basis points (bps) to 19.8% following the resumption of higher-margin activity in the US Gulf of Mexico, improved pricing and asset efficiency for Well Services technologies in North America, and improving activity for WesternGeco although these gains were muted by the effects of the first quarter’s geopolitical events.

Fourth-quarter revenue of $10.30 billion increased 8% sequentially and 21% year-on-year. Sequentially, revenue increased across all Groups and geographical Areas.

Sequentially, Reservoir Characterization revenue increased on strong WesternGeco multiclient sales in the US Gulf of Mexico and the Angola GeoMarket, together with robust end-of-year Schlumberger Information Solutions (SIS) software sales across all Areas. WesternGeco also improved with the resumption of land seismic activity in the Middle East and new surveys in North Africa. Wireline reported considerable growth across all geographical Areas, and particularly on stronger offshore exploration activities in the Nigeria & Gulf of Guinea, Southern & Eastern Africa and Central & West Africa GeoMarkets. Drilling revenue increased on higher M-I SWACO activity in North America Land, the US Gulf of Mexico and Latin America. IPM revenue increased significantly, mostly from projects in Mexico and Iraq, while Drilling & Measurements revenue was higher on improved pricing and strong activity in the US Gulf of Mexico and the Nigeria & Gulf of Guinea GeoMarket. Reservoir Production revenue increased, driven by stronger Completions and Artificial Lift product sales across all Areas. In North America Land, Well Services grew through capacity additions and continued improvements in asset utilization and crew efficiency. In addition, Framo and Schlumberger Production Management (SPM) posted strong sequential increases.

On a geographical basis, North America Area revenue grew sequentially on increasing deepwater work in the US Gulf of Mexico, higher rig count and land activity in the US and Canada, and significant WesternGeco multiclient sales. In addition, Well Services reported considerable increases from additional fleet deployment and continued improvements in asset utilization and crew efficiency. In the Latin America Area, strong revenue was recorded in the Mexico & Central America GeoMarket from higher IPM project activities and SIS software sales; in the Venezuela, Trinidad & Tobago GeoMarket from WesternGeco marine seismic activities; and in the Peru, Colombia & Ecuador GeoMarket from robust Artificial Lift product sales. In the Europe/CIS/Africa Area, strong results were led by the Angola GeoMarket, which saw vigorous WesternGeco multiclient sales in addition to expanded presalt offshore activity for Wireline, Testing Services & Drilling & Measurements; the Nigeria & Gulf of Guinea GeoMarket, which recorded robust Completions product sales and higher Drilling & Measurements and Wireline activity; and the North Africa GeoMarket that reported higher Wireline, Testing Services, Well Services and IPM project activity. These increases, however, were reduced by lower North Sea activity which was impacted by seasonal weather issues. In the Middle East & Asia Area, strong Completions and Artificial Lift product sales and robust SIS software sales drove results—particularly in the India GeoMarket. These results were augmented by continued growth in the Saudi Arabia, Bahrain GeoMarket due to the rebound of land seismic acquisition, strong rigless activity and land rig additions. The Oman GeoMarket grew primarily on higher Wireline and Artificial Lift activities while the Iraq GeoMarket saw an increase in non-project services in addition to new IPM projects.

Pretax operating income of $2.17 billion increased 12% sequentially and 28% year-on-year. Pretax operating margin increased 82 bps sequentially to 21.1% primarily due to the strong sales of WesternGeco multiclient licenses, SIS software and Completions products. Drilling & Measurements and Wireline also contributed to this sequential improvement through increasing higher-margin exploration activities.

Technology highlights during the quarter confirmed further market penetration of new Schlumberger technologies across all Product Groups in a number of key areas.

In the UAE, Crescent Petroleum awarded WesternGeco an acquisition and processing contract for a full-offset, full-azimuth 3D survey in their Sharjah onshore concession using the UniQ* integrated point-receiver land seismic system. The contract integrates several of the most recent technologies from WesternGeco, including Managed Spread and Source (MSS), Surface Wave Analysis Modeling and Inversion (SWAMI), and anisotropic Reverse Time Migration (RTM) depth migration.

WesternGeco has also been awarded a five-year contract by Kuwait Oil Company for the world’s largest channel-count seismic survey ever conducted, encompassing land acquisition and data processing of 2,895 km2 covering five fields in Kuwait. The contract includes acquisition with the WesternGeco UniQ integrated point-receiver system, utilizing over 200,000 point receivers on a single crew.

In Western Australia, Origin Energy awarded WesternGeco a contract for a 3D land seismic survey in the Perth Basin using the UniQ integrated point-receiver land seismic system. This is the first commercial survey of its kind in the Asia-Pacific region and marks a return to the Australia land seismic market for WesternGeco. The goal of the survey is to improve reservoir delineation and aid drill placement for multiple plays in a mature basin.

Advanced Schlumberger Wireline technologies were deployed for Statoil in two exploration wells drilled off the Atlantic coast of Canada. The services run included the Sonic Scanner* acoustic imaging platform for compressional and shear sonic data, the Rt Scanner* triaxial induction tool for horizontal and vertical resistivity measurements, and the USI* ultrasonic imager tool for cement evaluation. The MDT* modular formation dynamics tester with InSitu Fluid Analyzer* technology provided real-time fluid density, viscosity, contamination and fluid color measurements while the MSCT* mechanical sidewall coring tool recovered a series of high-quality cores. Walkaway and vertical seismic profiles were also recorded using eight-shuttle VSI* versatile seismic imager technology with dual ITAGA‡ seismic sources.

In Brazil, Petrobras Exploration acquired a further 20 Petrel* E&P software technology licenses to support basic seismic interpretation workflows and real-time monitoring of exploration field operations. Integration of WesternGeco multiclient seismic data in Petrel workflows further improves Petrel scalability and flexibility across multiple zones.

In Mexico for PEMEX Marine, a number of state-of-the-art Schlumberger Wireline services including CMR-Plus* magnetic resonance, Rt Scanner triaxial induction, Sonic Scanner acoustic scanning, OBMI2* dual oil-base microimager, PressureXpress* reservoir pressure, InSitu Fluid Analyzer fluid sampling and MSCT mechanical sidewall coring technologies were run in a deepwater exploration well. High-resolution logging combined with Schlumberger leadership in formation testing allowed PEMEX to define the vertical extent of the hydrocarbon column and acquire representative fluid samples that, in this case, were paramount as a standard petrophysical evaluation would not have been sufficient to decide on the well completion. PEMEX acknowledged the value of these technologies in reducing uncertainty in deepwater exploration.

Combined interpretation of advanced Wireline logging measurements for Ural Oil and Gas LLP in Kazakhstan improved reservoir characterization and facilitated planning of exploration drilling and development in a complex carbonate reservoir environment. Data from the CMR-Plus, ECS* and Platform Express tools aided reservoir understanding, while FMI* fullbore formation microimager, PressureXpress* reservoir pressure while logging and MDT modular formation dynamics tester technologies optimized formation pressure and sampling programs.

Drilling & Measurements successfully introduced PowerDrive Archer* high-build-rate rotary steerable technology for an operator in Asia in response to a need for directional control in unconsolidated sands encountered while drilling lateral sections. The PowerDrive Archer system was run with a Smith 8 1/2-in bit with the entire bottomhole assembly modeled with Smith IDEAS* software. The evaluation string run with the combination included PeriScope* bed-boundary mapper, adnVISION* logging-while-drilling and TeleScope* high-speed telemetry-while-drilling technologies. Deployment of these technologies saved four days budgeted rig time while the system’s superior well placement capability added extra production.

In Argentina, Schlumberger StimMAP* LIVE real-time fracture monitoring technology was deployed on a job in the Vaca Muerta shale for YPF. Drawing on products, services and expertise from Wireline, Well Services and Data & Consulting Services, two vertical treatment wells were monitored from a single offset vertical well. The operation provided a better understanding of the nature of the fracture network created and YPF is currently planning further StimMAP operations for 2012.

In the Mexico North region, Schlumberger was awarded the completion of two PEMEX horizontal wells in the Eagle Ford shale formation. Combined Schlumberger Well Services and Wireline technical expertise was used to design a perforating technique to yield optimal hydraulic fracturing results. The Schlumberger perforating design of 14 stages included 6 gun clusters that were conveyed using the pump-down technique. The distance between perforating intervals enabled innovative use of addressable gun switches for operational safety. PEMEX acknowledged the value of this integrated solution in terms of cost savings, service quality and excellence in execution.

Also in Mexico, Schlumberger Completions have run their first inflow control device (ICD) installation in the PEMEX Southern Region. The technology was deployed in the Tecominoacan field which contains low pressure formations and a shallow oil-water contact. The well was predicted to produce at 30% water cut without inflow control, but the ICD installation reduced this to 24% while sustaining oil production at 1,200 bpd. The results have encouraged PEMEX management to seek more well candidates in Southern Region fields where production can be improved through controlling water coning.

Reservoir Characterization Group

Fourth-quarter revenue of $2.79 billion was 12% higher both sequentially and year-on-year. Pretax operating income of $777 million was 28% higher sequentially and increased 16% year-on-year.

WesternGeco and SIS posted significant sequential revenue growth on strong multiclient sales in the US Gulf of Mexico and the Angola GeoMarket, and on robust software sales across all geographical Areas, respectively. WesternGeco also improved on the resumption of land seismic activity in the Middle East and new surveys in North Africa. Wireline recorded increases across all Areas led by stronger offshore exploration activities in the Nigeria & Gulf of Guinea, Southern & Eastern Africa and Central & West Africa GeoMarkets. Data & Consulting Services and Testing Services also posted gains.

Sequentially, pretax operating margins increased markedly by 340 bps to 27.9% through the seasonally strong sales of WesternGeco multiclient licenses and SIS software. Increasing higher-margin Wireline exploration activities also contributed to the growth.

Reservoir Characterization Group activities saw a number of new or significant technology deployments in the quarter.

ENI has awarded WesternGeco a contract for a high-resolution seismic survey offshore Angola using Q-Marine* point-receiver marine seismic technology. The six-month survey is being conducted by the WG Amundsen and will be completed in the first quarter of 2012.

WesternGeco has begun acquisition of two significant multiclient surveys in the US Gulf of Mexico: the 2,800 km2 Revolution III full-azimuth survey and the 11,655 km2 Patriot wide-azimuth 3D orthogonal survey, which is the first of its kind. The Revolution survey, conducted using Dual Coil Shooting* multivessel full-azimuth technology, will increase the WesternGeco full-azimuth portfolio to more than 10,000 km2, while data from the Patriot survey, conducted in partnership with TGS, will be combined with the existing Freedom wide-azimuth multiclient dataset to provide the industry with a dual-azimuth orthogonal subsurface image.

WesternGeco has commenced Phase 2 of its agreement with PetroSA for a Q-Marine program offshore South Africa using the DISCover* deep interpolated streamer coverage seismic technique. The four-month project comprises 3,500 km2 and follows the successful Phase 1 of the program, in which the broadband capabilities of the DISCover technique demonstrated an ability to broaden the weather acquisition window and yielded significant data quality improvement compared to a conventional seismic survey.

Advanced Wireline Rt Scanner triaxial induction logging technology in combination with epithermal neutron, advanced magnetic resonance and density measurements guided identification of thinly-bedded zones in a Vanco Cote d’Ivoire Ltd exploration well in the Ivory Coast. In addition to the thin beds that could have been missed with conventional technology, the reservoirs showed a high degree of anisotropy due to grain size variation that required the three-dimensional measurement capability of the Rt Scanner service for accurate evaluation.

In Malaysia, Schlumberger Wireline MDT modular formation dynamics tester technology helped evaluate thinly-bedded formations in an offshore exploration well. Insitu Fluid Analyzer and dual-packer module services were used to evaluate reservoir formations and fluids in real time and obtain representative samples from the thinly-bedded formations. The results helped the customer with early confirmation of reservoir potential, reducing the need for additional cost and operational risk.

In Saudi Arabia, innovative use of Wireline Sonic Scanner acoustic scanning platform technology enabled a horizontal well to intersect an old vertical well bore. The Sonic Scanner tool was used to run a borehole acoustic reflection survey (BARS) that correctly located the target well and accurately predicted its distance and direction. This was confirmed by drilling sidetracks to intersect the vertical well. Schlumberger Data & Consulting Services in Saudi Arabia and the acoustic group in the Schlumberger Tokyo Technology Center collaborated on the BARS data processing.

In Brazil, Wireline ran Quicksilver Probe* focused extraction of pure reservoir fluid technology on an OGX exploration well where standard technologies had shown limitations in decreasing filtrate contamination below 40%. The Quicksilver Probe samples taken in the carbonate formations in this well resulted in contamination levels below 10% and OGX plan to use this technology on future exploration wells.

Offshore Abu Dhabi, Wireline Dielectric Scanner* multifrequency dielectric dispersion technology was logged for the first time in a cretaceous carbonate reservoir. Data repeatability between successive runs of the tool was excellent and the results showed the water volume measurement to be unaffected during drilling fluid changes. Later saturation measurements in the laboratory from 56 core plugs and 165 cores confirmed the quality and accuracy of the residual oil measurements acquired by the tool.

In India, integration of data from advanced Wireline logging technologies in the complex ONGC Padra field has enabled identification of producing zones in the field’s basaltic rock. Basalts have negligible porosity and permeability but produce through fractures that are difficult to identify with standard logs. Using FMI fullbore formation imager, DSI* dipole sonic imager and Sonic Scanner acoustic scanning platform technologies Schlumberger Data & Consulting Services developed methodology to identify the productive intervals that were confirmed by production logging data. The success of the method paves the way for the necessary logging suite to be deployed in future wells.

In Argentina, innovative Schlumberger TargeTT* intelligent well intervention and testing helped Pan American Energy LLC with future completion design, electrical submersible pump (ESP) production regime, and workover intervention planning. Collaboration between Wireline, Artificial Lift and Data & Consulting Services developed a technique to access producing zones below the ESP pumps to be able to evaluate production. Unique Wireline GHOST* gas holdup optical sensor technology detected even the smallest hydrocarbon entries and after evaluation and remedial work in five wells, a reduction in water production of more than 50% was achieved.

Chevron USA Inc. has awarded Schlumberger a three-year contract for tubing-conveyed perforating and drillstem testing services on nine wells on the Jack/St. Malo deepwater project. Key technologies to be deployed include the new 6 5/8-in 27,000 psi INsidr* gun system with PowerFlow Max* charges, the new deepwater Omegamatic* long-stroke 9-5/8-in packer, and the use of PURE* planner software for gun shock and dynamic underbalance modelling.

In Ecuador, Testing Services introduced PowerJet Nova* extra-deep-penetrating shaped charges for Petroamazonas following increased production after perforating a well in a double casing overlap with this new technology. As a result, Petroamazonas will run PowerJet Nova for future work on their fields.

In the Caspian, PSA LLP announced the purchase of SIS software including Petrel seismic-to-simulation, ECLIPSE* reservoir simulation, and Techlog* petrophysical analysis software. The purchase represents the first Techlog sale in the Caspian region.

Drilling Group

Fourth-quarter revenue of $3.91 billion was 6% higher sequentially and 22% higher year-on-year. Pretax operating income of $658 million improved 7% sequentially and increased 41% year-on-year.

Significant sequential revenue growth was recorded by M-I SWACO from higher rig count on land in the US & Canada; sustained growth in deepwater activity in the US Gulf of Mexico; and strong contributions in Latin America. IPM activity increased significantly, mainly from projects in Mexico and in Iraq. Drilling & Measurements revenue increased on improved pricing and strong activity in the US Gulf of Mexico and the Nigeria & Gulf of Guinea GeoMarket, although this was partially offset by weather-related activity reductions in the North Sea and East Asia GeoMarkets. In addition, Geoservices and Bits & Advanced Technologies registered robust sequential increases.

Sequentially, pretax operating margins were up slightly to 16.8%. Drilling & Measurements obtained increased margins from improved technology mix and service pricing but this was partly offset by the effects of weather-related activity delays and reductions. Most of the other Technologies exacted margin expansion following the continued successful integration and expansion of Smith, Geoservices and Schlumberger drilling technologies.

During the quarter, a number of highlights confirmed further opportunities generated by the combination of Smith and Schlumberger drilling technologies.

In Russia, continued synergy between Schlumberger Drilling & Measurements, Smith Bits and M-I SWACO has enabled TNK-BP to pass another significant milestone by further extending the achievable drilling envelope in the Verknechonskoe field in Eastern Siberia. In particular, the combination of PowerDrive X6* and PowerDrive vorteX* rotary steerable systems with Smith 8 1/2-in MDSi716 bit technology has achieved an almost 50% improvement in drilling performance versus conventional technologies. The same combination has also been responsible for all runs to date when single-run distances exceeded the 2000-m threshold. The continuing extension of drilling length has also been assisted by innovative M-I SWACO Asphasol Supreme* shale inhibitor and supplemental high-temperature fluid-loss additive that helped limit rotary torque and drag. On one recently drilled well, the field’s longest-ever extended-reach section of 3,824 m was drilled to total depth 6 days ahead of schedule.

In Malaysia, integration of Drilling & Measurements PowerV* vertical drilling system technology with Smith IDEAS integrated drillbit design and OSC* interactive drilling operations monitoring helped drill the entire 17 1/2-in section of a PETRONAS Carigali well in a single run. PowerV technology was used to maintain verticality while yielding a smooth borehole for subsequent wireline logging. The IDEAS design platform enabled a specific polycrystalline diamond compact (PDC) drillbit to increase drilling efficiency and prevent disturbance of a weak coal formation. The combined Smith and Schlumberger technologies resulted in minimal stick, slip and vibration, no losses and a rate of penetration that exceeded plan.

In Kazakhstan, Smith Services Neyrfor turbines were deployed for Great Wall Kazakhstan as part of a joint project to improve drilling performance and reduce drilling times in the 8 1/2-in sections of wells in the Kenkiyak field. Before use of turbine technology, drilling time could reach 105 days but with turbine use in conjunction with a Smith drillbit in a new well the section was drilled in two runs in 38 days with full directional control even with dogleg severities of 7º/30 m. This is approximately three times faster compared to previously used conventional motor technology. Based on these results, turbine technology has been adopted as standard for all directional wells on the Kenkiyak and other fields in the Aktobe area.

In Malaysia, Drilling & Measurements StethoScope 675* formation pressure-while-drilling service was run in a PETRONAS appraisal well in conjunction with @balance Services* managed pressure and underbalance drilling technology to allow safe drilling with a narrow mud weight window in an operation that would have been impossible using conventional drilling practices. This was the first operation in Asia to combine these technologies with StethoScope real-time formation pore pressure measurements used to guide bottomhole pressures in successfully drilling to total depth in a reservoir that had never been successfully penetrated.

In a Chevron horizontal natural gas well in the Netherlands, Drilling & Measurements TeleScope high-speed telemetry-while-drilling technology transmitted real-time data from EcoScope*† multifunction logging-while-drilling and PeriScope bed boundary mapper tools at rates high enough to geosteer the well at up to 150 ft/hr while remaining within 3 ft of the top of the reservoir. The bottomhole assembly was steered over 1,500 ft using a PowerDrive Xceed* rotary steerable system.

In China, Drilling & Measurements PowerV vertical drilling system technology enabled PetroChina to improve rate of penetration (ROP) by 68% in the 13 1/8-in. section of a well in the Tarim oilfield. A total interval of 230 m was drilled in 94 on-bottom hours representing a saving of three days over similar sections drilled with conventional technology in offset wells. The operation, which was marked by excellent hole quality, represented the first job for this technology in this hole size in the world.

Also in China, Drilling & Measurements PowerDrive vorteX powered rotary steerable system technology successfully drilled a high-inclination well for CCLT in Bohai Bay with significantly improved ROP. A total of 1,026 m was drilled in one run with accurate trajectory control at an ROP 260% faster than that achieved in adjacent wells. This success has convinced CCLT, the CNOOC branch in Bohai, that PowerDrive vorteX technology is fit-for-purpose in wells of this type.

In the Eagle Ford shale, Schlumberger Pathfinder at-bit inclination, gamma ray and imaging logging-while-drilling technology was run above a mud motor for a customer to provide reservoir images in a well with an extreme dogleg profile requiring more than 1.5° of bend at the motor. This innovative combination yielded accurate, real-time imaging that facilitated the successful landing of the well in the reservoir target zone.

In Brazil, Petra Energia selected Schlumberger dynamic pressure measurement technologies to provide managed pressure drilling services for their São Francisco basin exploration campaign. This technology choice was driven by the need to enhance drilling performance, enable gas zones identification while reducing non-productive time due to lost circulation and well kicks, and support real-time reservoir characterization in the target zones. Well pressure response data will further enhance characterization from measurement-while-drilling, logging-while-drilling, wireline logging and well testing, clearly showing the differentiation of integrated services.

In Colombia, Smith Trackmaster Plus* technology was successfully deployed for the first time in Latin America on a double casing sidetrack operation on 7  5/8-in and 9  5/8-in strings on a well for Equion Energia. The operation also included a 6-in whipstock sub-assembly equipped with an expandable anchor and a FasTrack* mill. After sidetracking, drilling operations continued without further delays as the bottomhole assembly was able to cross the casing window smoothly.

In designing the fluids program for the 8  1/2-in section on a well in the Norwegian North Sea where previous wells had experienced challenging cementing operations, M-I SWACO and Schlumberger engineers recommended use of M-I SWACO WARP* drilling fluid prior to running and cementing the 7-in casing. The section was first drilled with VersaTec* fluid, and WARP drilling fluid was then displaced in the hole prior to pulling out of hole at total depth. The displacement from VersaTec fluid to WARP fluid gave an instant reduction in torque and pump pressure, and no cementing problems were consequently experienced.

M-I SWACO PRESSPRO RT* software has been used for the first time on a PEMEX well in the Mexico South region to control drilling fluid equivalent circulating density to prevent mud losses. Mexico South is one of the most difficult environments for drilling because the wells reach high temperature and cross zones of both high and low pressure with a very complex mud weight window. Lost circulation, stuck pipe and well control events are the main drilling risks. PRESSPRO RT implementation in the 12 1/4-in section of the well achieved the main goal of zero mud losses while drilling, tripping and running casing and the software’s hydraulic calculations were validated against Drilling & Measurements APWD* annular pressure while drilling measurements. This success was achieved through teamwork and commitment from the engineering team, the OSC interactive drilling operations center and PRESSPRO RT engineers.

Reservoir Production Group

Fourth-quarter revenue of $3.60 billion increased 7% sequentially and 29% year-on-year. Pretax operating income of $768 million was 9% higher sequentially and increased 32% year-on-year.

Among Reservoir Production Group Technologies, Completions and Artificial Lift posted the strongest sequential growth driven by robust product sales across all Areas. Well Services sequential growth was seen mainly in North America Land as additional fleets deployed and continued improvements in asset utilization and crew efficiency were achieved although these positive factors were partially muted by the impact of year-end seasonal effects. Framo and SPM also posted strong sequential increases.

Sequentially, fourth-quarter pretax operating margins were slightly up at 21.3%. Completions, Artificial Lift and Well Services reported improvements from strong sales.

Reservoir Production Group highlights included technology deployments in a number of key areas.

Petroleum Development of Oman (PDO) has awarded Schlumberger a five-year contract for 35% of the total cementing scope in North Oman. Schlumberger Well Services ability to provide innovative solutions for challenging well environments including high pressures and temperatures, lost circulation, salt-zone cementing and cyclic steam and polymer injection led partly to this award.

In Kazakhstan, Well Services MaxCO3* degradable diversion fluid technology has been introduced for Tengizchevroil in the Tengiz field, one of the world’s deepest super giant oil fields with a very thick hydrocarbon column. MaxCO3 technology is of particular value in naturally fractured reservoirs as its fibrous component degrades completely while leaving the reservoir undamaged. For application in Tengiz, the MaxCO3 system has been blended with VDA* viscoelastic diverting fluid and the combination is now being optimized following encouraging production results.

In southern Mexico, Well Services ScavengerPlus* scavenger slurry stabilizer has been introduced for PEMEX to improve zonal isolation in the 20-in and 13 3/8-in sections in onshore fields where water-based and oil-based drilling fluids are used respectively. The technology improved mud removal and zonal isolation, both of which are critical for well life. Use of the ScavengerPlus system has now become common practice and has resulted in increased operational efficiency and improved safety in cementing operations.

Offshore Mexico, Well Services OilSEEKER* diverter technology was successfully applied at bottom hole temperatures above 300 deg F in a matrix stimulation treatment in a fractured carbonate formation. Water cut was reduced from 20% to zero and oil production of 4,700 bpd was the highest ever in the history of the well—clearly indicating that the stimulation fluids were successfully diverted to the oil-saturated zones. The right combination of engineering and stimulation fluids together with teamwork between Schlumberger and PEMEX made this success possible.

In Brazil, Schlumberger Well Services has mobilised the BRASIL I DeepSTIM* offshore stimulation vessel for Petrobras. The vessel’s five-year contract for matrix stimulation, sand control and hydraulic fracturing services in presalt exploration and development wells covers key Schlumberger technologies including MaxCO3 degradable diversion and VDA viscoelastic diverting fluids. The large storage capacity and state-of-the-art mixing and pumping equipment will be important factors for successful presalt reservoir stimulation.

Elsewhere in Brazil, Schlumberger Well Services has renewed its contract for the FlexSTIM* modular offshore stimulation system with OGX. The system was designed and mounted on a standard supply vessel to provide the flexibility, capacity and response time needed by the client to complete horizontal wells requiring multistage matrix stimulation in the Campos Basin. Following the successful 2011 completion campaign, the system is being upgraded to allow treatment of all intervals in a single trip to location while eliminating mixing operations between stages, thus reducing rig time and associated logistics.

In Colombia, Schlumberger Well Services deployed CoilFLATE* and ACTive* technologies simultaneously for the first time to perform a pressure build-up test for Equion Energia Limited in the Mirador formation. A CoilFLATE high-pressure, high-temperature packer was set at 14,100 ft and the well partially opened to generate a drawdown above the packer to take fluid samples after flow and pressure had stabilized. The well was then shut in for a 12-hour build-up test with real-time data. The use of these technologies enabled Equion to plan similar operations in the Florena and Cusiana fields.

Schlumberger Well Services deployed CoilFLATE coiled-tubing through-tubing inflatable packer technology as a mechanical diverter to perform a selective matrix stimulation in the Guadalupe and Barco formation for Ecopetrol in Colombia. The CoilFLATE packer was run in a Chrome 13 completion under dynamic downhole conditions with cross flow between formations, low bottom hole pressures and high gas cut. The complex well treatment included a harsh fluid environment with energized xylene with injection above and below packer. The results of this successful technology introduction allowed Ecopetrol to plan future wells with mechanical diverter treatment packers on operations in the Cupiagua fields.

In Algeria, Schlumberger used a combination of the ACTive in-well live performance system with ABRASIJET* hydraulic pipe-cutting and perforating technology to bring oil wells on production for Sonatrach in the Hassi Messaoud field. The combined technologies offer an alternative to conventional perforation with the fiber-optic capability of the ACTive system permitting real-time depth correlation in addition to monitoring differential pressure for optimum performance.

In the UK sector of the North Sea, Xcite Energy has awarded Schlumberger Artificial Lift and Schlumberger Completions a contract to supply, install, and provide operational support for ESP systems and intelligent completions for the Phase 1A Development of the Bentley field. The award was based on Schlumberger expertise in heavy oil solutions and the ability to provide a unique lifting solution integrating REDA* electrical submersible pumping systems, variable speed drives and Schlumberger intelligent completion systems.

About Schlumberger

Schlumberger is the world’s leading supplier of technology, integrated project management and information solutions to customers working in the oil and gas industry worldwide. Employing more than 113,000 people representing over 140 nationalities and working in approximately 85 countries, Schlumberger provides the industry’s widest range of products and services from exploration through production.

Schlumberger Limited has principal offices in Paris, Houston and The Hague, and reported revenues of $39.54 billion in 2011. For more information, visit www.slb.com.

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*	Mark of Schlumberger or of Schlumberger Companies
†

Japan Oil, Gas and Metals National Corporation (JOGMEC), formerly Japan National Oil Corporation (JNOC), and Schlumberger collaborated on a research project to develop LWD technology. EcoScope service uses technology that resulted from this collaboration.

‡	Mark of Exxon Mobil Corporation

Notes

Schlumberger will hold a conference call to discuss the above announcement and business outlook on Friday, January 20, 2012. The call is scheduled to begin at 8:00 a.m. US Central Time (CT), 9:00 a.m. Eastern Time (ET). To access the call, which is open to the public, please contact the conference call operator at +1-800-230-1059 within North America, or +1-612-234-9959 outside of North America, approximately 10 minutes prior to the call’s scheduled start time. Ask for the “Schlumberger Earnings Conference Call.” At the conclusion of the conference call an audio replay will be available until February 20, 2012 by dialing +1-800-475-6701 within North America, or +1-320-365-3844 outside of North America, and providing the access code 222324.

The conference call will be webcast simultaneously at www.slb.com/irwebcast on a listen-only basis. Please log in 15 minutes ahead of time to test your browser and register for the call. A replay of the webcast will also be available at the same web site.

Supplemental information in the form of a question and answer document on this press release and financial information is available at www.slb.com/ir.

For more information, contact

Malcolm Theobald – Schlumberger Limited, Vice President of Investor Relations

Joy V. Domingo – Schlumberger Limited, Manager of Investor Relations

Office +1 (713) 375-3535

investor-relations@slb.com